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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                 March 11, 1999

Fusion Medical Technologies, Inc.
1615 Plymouth Street
Mountain View, CA 94043

     Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-72001) filed with the Securities and Exchange Commission on February 9, 1999 (as amended by Amendment No. 1 thereto filed on March 11, 1999, as such may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,700,000 shares of Common Stock of Fusion Medical Technologies, Inc. (the "Shares"). The Shares, are to be sold in a registered direct offering as described in such Registration Statement for the sale to the public. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that, upon approval by the Fusion Board of Directors, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                       Very truly yours,

                       WILSON SONSINI GOODRICH & ROSATI

                       Professional Corporation

                       /s/ Wilson Sonsini Goodrich & Rosati